Exhibit 10 (a)

FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN

ROBERT L. TUCHMAN

AND

REFAC

Dated as of November 7, 2003

THIS FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made as of November 7, 2003 (the “Effective Date”) between REFAC, a Delaware corporation (“REFAC”), and Robert L. Tuchman (“TUCHMAN”).

TUCHMAN is currently employed by REFAC under a Fourth Amended and Restated Employment Agreement dated as of January 23, 2003 (the “Prior Agreement”).

REFAC entered into an Agreement and Plan of Merger by and among REFAC, Palisade Concentrated Equity Partnership, L.P. (“Palisade”) and Palisade Merger Corp. (the “Merger Sub”), as amended (the “Merger Agreement”), pursuant to which Merger Sub merged with and into REFAC and REFAC became a subsidiary of Palisade.

The parties hereto desire to modify the contractual arrangements between them and replace them with this Agreement effective as of the Effective Date.

In consideration of the premises and the respective agreements of the parties herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. Subject to the provisions hereof, following the Effective Date, REFAC shall continue to employ TUCHMAN and TUCHMAN shall continue to serve as the Chief Executive Officer, President, and General Counsel of REFAC with full responsibility for the supervision of all corporate affairs.

2. Term. The employment of TUCHMAN by REFAC hereunder will continue from the Effective Date until March 31, 2005, (the “Employment Period”) unless further extended by agreement of TUCHMAN and REFAC or until sooner terminated as hereinafter provided.

3. Duties.

(a) Regular Duties. During the Employment Period, TUCHMAN will continue to perform such duties and have such powers as are customary for the chief executive officer, president and general counsel of publicly-held corporations of a size and engaging in a business comparable to REFAC. In addition, TUCHMAN will provide services in accordance with any consulting agreement that REFAC may enter into with any entity, including any of its affiliates or any company in which REFAC or any of its affiliates may have a present or potential interest.

(b) Liquidation. In addition to the services rendered under Section 3(a) above, TUCHMAN shall be responsible for REFAC’s efforts to convert its assets into cash and securities in order to maximize the payment available to REFAC’s stockholders pursuant to Section 2.01(d) of the Merger Agreement.

(c) Responsible to the Board. TUCHMAN will report and be directly responsible to the Board of Directors of REFAC (the “Board”).

(d) Time Devoted to REFAC’s Affairs. TUCHMAN will devote substantially all his working time and efforts to the business and affairs of REFAC and will not, without the prior authorization of the Board, have any active engagement in or responsibility with respect to any business or commercial enterprise other than REFAC or a subsidiary of REFAC.

(e) Post Employment Services. It is contemplated that some of REFAC’s assets may be sold in exchange for contract rights that include periodic payments and that some of the royalty agreements might be collected until maturity rather than sold. In such event and with respect to such contracts, TUCHMAN agrees to be responsible for the contract administration, which shall include invoicing (where appropriate), collecting the periodic payments, monitoring performance, and record keeping. TUCHMAN shall be reimbursed for all of his out-of-pocket costs associated therewith and will perform these services on a part-time basis.

4. Place of Performance. In connection with TUCHMAN’s employment by REFAC, TUCHMAN will be based in the New York City metropolitan area, except for required travel on REFAC’s business to an extent consistent with REFAC’s business requirements and his responsibilities hereunder.

5. Base Salary and Incentive Compensation.

(a) Base Salary. During the Employment Period, TUCHMAN’s salary will be $300,000 per annum. Payment of such salary will be made in accordance with REFAC’s customary pay practices for senior officers and will be subject to such payroll deductions as are required by law or by the terms of any applicable benefit plan of REFAC.

(b) Incentive Compensation. During the Employment Period, TUCHMAN shall use reasonable efforts, consistent with prudent and reasonable business judgment, to convert REFAC’s assets into cash and securities in order to maximize the payment available to REFAC’s stockholders pursuant to Section 2.01(d) of the Merger Agreement. As incentive compensation for this undertaking, TUCHMAN (or in the case of death, TUCHMAN’s estate) will be entitled to receive a bonus (a “Success Bonus”) in consideration of his successful performance of his duties described. Such Success Bonus shall be an amount equal to 16% of the “GLDA” (as hereinafter defined), if any, provided, however, that TUCHMAN shall not be entitled to such Success Bonus if TUCHMAN’S employment is terminated prior to March 31, 2004 (1) by TUCHMAN without Good Reason (as hereinafter defined or (2) by REFAC for Cause (as hereinafter defined).

As used herein “GLDA” shall mean an amount equal to:

1.	the “Liquid Distributable Assets” as of June 30, 2005, as calculated under Section 2.01(d) of the Merger Agreement, PLUS

2.	any incentive compensation payable to TUCHMAN and/or Raymond A. Cardonne, PLUS

3.	any signing bonuses or retention payments previously made to TUCHMAN and/or Raymond A. Cardonne LESS

4.	the sum of $17,843,602.

(c) Payment of Success Bonus. REFAC shall pay TUCHMAN his Success Bonus, if any, at the same time that shareholders become entitled to amounts described in Section 2.01(d) of the Merger Agreement, regardless of whether such Success Bonus becomes payable after the expiration of the Employment Period. Notwithstanding anything contained in Sections 10 and 11 of this Agreement, in the event that TUCHMAN’S employment is terminated for any reason following March 31, 2004, TUCHMAN will remain entitled to receive any Success Bonus payable pursuant to this Section 5.

6. Stock Options. As soon as practicable following the Effective Date, REFAC will grant TUCHMAN an option for 25,000 shares of REFAC common stock with terms substantially as set forth in Attachment A hereto.

7. Retention Payments. REFAC will pay to TUCHMAN a monthly retention payment of $33,333.33 (each, a “Retention Payment”) within seven (7) days following the first day of each calendar month during the Employment Period beginning with January 1, 2004 (each, a “Retention Payment Date”), provided that TUCHMAN is employed by REFAC, Palisade or one of their respective subsidiaries on such Retention Payment Date.

8. Fringe Benefits, Expenses and Related Matters.

(a) Expenses. During Employment Period, TUCHMAN will be entitled to receive prompt reimbursement for all reasonable expenses incurred by TUCHMAN in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of REFAC, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by REFAC.

(b) Automobile. During the Employment Period, REFAC will provide TUCHMAN with an automobile with a maximum monthly lease payment of $650.

(c) Other Benefits. TUCHMAN will be entitled to participate in or receive benefits under any employee benefit plan or arrangement now or in the future made available by REFAC generally to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, including health insurance and life insurance benefits.

(d) Vacations. TUCHMAN will be entitled to four weeks of paid vacation per calendar year, prorated for any portion thereof and to all paid holidays given by REFAC in accordance with REFAC’s regular paid holidays policy.

9. Facilities and Support Services Furnished. REFAC will furnish TUCHMAN with office space, secretarial assistance and such other facilities and services as shall be suitable to TUCHMAN’s position and adequate for the performance of his duties as herein set forth.

10. Termination. TUCHMAN’s employment hereunder may be terminated under the following circumstances:

(a) Death. TUCHMAN’s employment hereunder will terminate immediately upon his death.

(b) Disability. REFAC may terminate TUCHMAN’s employment hereunder if TUCHMAN should become permanently disabled. For the purposes of this Agreement, permanent disability (“Disability”) means TUCHMAN’s inability, by virtue of physical or mental illness or injury, to perform his regular duties on a full-time, continuous basis for 120 consecutive days. TUCHMAN’s disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. TUCHMAN will make himself available for an examination by a doctor selected in accordance with this paragraph (b).

(c) Cause. REFAC may terminate TUCHMAN’s employment hereunder for Cause at any time during the Employment Period hereof as hereinafter set forth. For purposes of this Agreement, REFAC will have “Cause” to terminate TUCHMAN’s employment hereunder upon (i) the willful and continued failure, in the reasonable judgment of the Board, by TUCHMAN to perform substantially his duties with REFAC (other than any such failure resulting from his death or Disability) after a written demand for substantial performance is delivered to TUCHMAN by the Board which specifically identifies the manner in which it is believed that TUCHMAN has not substantially performed his duties or (ii) the conviction of TUCHMAN (or the entering by TUCHMAN of a plea of guilty or nolo contendere) for any felony or any lesser crime which involved REFAC or its property. For purposes of clause (i) of this definition, no act, or failure to act, on TUCHMAN’s part shall be deemed “willful” unless done, or omitted to be done, by TUCHMAN not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of REFAC. Notwithstanding the foregoing, TUCHMAN will not be deemed to have been terminated for Cause within the meaning of clause (i) without (1) reasonable notice to TUCHMAN setting forth the reasons for REFAC’s intention to terminate for Cause, (2) an opportunity for TUCHMAN, together with his counsel, to be heard before the Board, and (3) delivery to TUCHMAN of a Notice of Termination, as defined in paragraph (e) of this Section 10, from the Board finding that, in the good faith opinion of the Board, clause (i) hereof may be invoked, and specifying the particulars thereof in detail.

(d) Good Reason. TUCHMAN may terminate his employment with REFAC for Good Reason at any time during the Employment Period. For purposes of this Agreement, TUCHMAN will have “Good Reason” to terminate his employment with REFAC upon: (i) the assignment to TUCHMAN of any duties materially inconsistent with his status as Chief Executive Officer of REFAC or a substantial adverse alteration in the nature or status of his responsibilities, giving due regard to the intention of Palisade for REFAC to acquire new businesses which may not be under the management control of TUCHMAN; (ii) a reduction by REFAC in TUCHMAN’s Base Salary set forth in Section 5 hereof; (iii) the relocation of

TUCHMAN’s principal place of employment to a location more than thirty-five (35) miles from TUCHMAN’s principal place of employment; (iv) the failure by REFAC to pay to TUCHMAN any portion of TUCHMAN’s compensation hereunder within seven (7) days of the date such compensation is due; and (v) any other material breach of this Agreement by REFAC which is not cured within ten (10) days of a written notice by TUCHMAN. TUCHMAN’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. TUCHMAN’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e) Notice of Termination. Any termination of TUCHMAN’s employment by REFAC or by TUCHMAN (other than termination pursuant to Section 10(a)) during the Employment Period will be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of TUCHMAN’s employment under the provision so indicated.

(f) Date of Termination. “Date of Termination” shall mean (i) if TUCHMAN’s employment is terminated by his death, the date of his death, (ii) if TUCHMAN’s employment is terminated pursuant to paragraph (b) of this Section 10, three weeks after Notice of Termination, (iii) if TUCHMAN’s employment is terminated pursuant to paragraph (c) or (d) of this Section 10, the date specified in the Notice of Termination, and (iv) if TUCHMAN’s employment is terminated for any other reason, the date specified in the Notice of Termination.

(g) TUCHMAN Cooperation. From and after the earlier to occur of (i) delivery of a Notice of Termination and (ii) termination of TUCHMAN’s employment hereunder (other than termination due to TUCHMAN’s death) TUCHMAN will, to the best of his knowledge, disclose or provide for the disclosure to REFAC or any successor thereof, orally or in writing as appropriate, all information of a material nature relating to existing or prospective clients and licensees and as to any other matters in which TUCHMAN shall prior to his Date of Termination have been personally involved or as to which TUCHMAN will have acquired special knowledge, and TUCHMAN will thereafter answer to the best of his knowledge any questions that REFAC may from time to time submit with respect to any such aforesaid matters.

11. Compensation Upon Termination or During Disability.

(a) Disability. During any period that TUCHMAN fails or is unable to perform his duties hereunder as a result of Disability, TUCHMAN will continue to receive his full salary at the rate then in effect for such period until his employment is terminated, provided that such payments will be reduced by the amounts, if any, paid to TUCHMAN under any disability benefit plans of REFAC or under the Social Security disability insurance program. Following the termination of his employment, TUCHMAN’s benefits will be determined in accordance with REFAC’s retirement, insurance, and other applicable programs and plans then in effect, if any. Following the termination of TUCHMAN’s employment due to Disability, (i) REFAC will pay to TUCHMAN a lump sum equal to all Retention Payments (including Retention Payments in respect of dates following the Date of Termination) not previously paid to TUCHMAN and (ii) TUCHMAN will remain entitled to receive any Success Bonus payable pursuant to Section 5 of this Agreement and any compensation deferred in accordance with Section 13 hereof.

(b) Death. If TUCHMAN’s employment should be terminated by his death, REFAC will (i) pay any accrued salary and other compensation and benefits through the date of death to TUCHMAN’s spouse, or, if he leaves no spouse, to his estate, (ii) pay to TUCHMAN’s spouse, or, if he leaves no spouse, to his estate, without duplication, a lump sum equal to all Retention Payments (including Retention Payments in respect of dates following the Date of Termination) not previously paid to TUCHMAN, (iii) pay or cause the payment to TUCHMAN’s beneficiary, or if he specified no beneficiary, to his estate, the death benefits payable pursuant to REFAC’s life insurance program in effect at the date of death, if any, (iv) pay any Success Bonus payable to TUCHMAN pursuant to Section 5 of this Agreement, and (v) pay any compensation deferred in accordance with Section 13 hereof, to TUCHMAN’s spouse, or, if he leaves no spouse, to his estate.

(c) Cause. If TUCHMAN’s employment should be terminated by REFAC for Cause or by TUCHMAN during the Employment Period, REFAC will pay TUCHMAN his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus any compensation deferred in accordance with Section 13 hereof and all other amounts to which TUCHMAN is entitled as of the Date of Termination under any benefit plan of REFAC at the time such payments are due, and REFAC will have no further obligations to TUCHMAN under this Agreement. Notwithstanding the foregoing, in the event that TUCHMAN’S employment is terminated for any reason following March 31, 2004, TUCHMAN will remain entitled to receive any Success Bonus payable pursuant to Section 5 of this Agreement.

(d) Without Cause. TUCHMAN’s employment with REFAC may not be terminated by REFAC during the Employment Period for reasons other than those described in Section 10(a), 10(b) or 10(c) unless, prior to such termination TUCHMAN has together with his counsel had an opportunity to appear and be heard at a meeting of the Board which was called and held (after reasonable notice to TUCHMAN) for the purpose of considering such a termination. In the event that TUCHMAN’s employment is terminated by REFAC during the Employment Period for reasons other than those described in Section 10(a), 10(b) or 10(c), REFAC will (i) pay TUCHMAN a lump sum equal to the sum of (A) his full salary that would have been payable for the remainder of the Employment Period absent such termination at the rate in effect at the time Notice of Termination is given and (B) all Retention Payments (including Retention Payments in respect of dates following the Date of Termination) not previously paid and (ii) provide, except to the extent that TUCHMAN shall receive similar benefits from a subsequent employer, the life, health and similar welfare benefits which TUCHMAN would have been entitled to during the remainder of the Employment Period absent such termination under any such benefit plan of REFAC. Following the termination of TUCHMAN’S employment by REFAC without Cause, TUCHMAN shall remain entitled to receive any Success Bonus payable pursuant to Section 5 of this Agreement and any compensation deferred in accordance with Section 13 hereof.

(e) Good Reason. In the event that TUCHMAN’s employment is terminated by

TUCHMAN during the Employment Period for Good Reason, REFAC will (i) pay TUCHMAN a lump sum equal to the sum of (A) his full salary that would have been payable for the remainder of the Employment Period absent such termination at the rate in effect at the time Notice of Termination is given and (B) all Retention Payments (including Retention Payments in respect of dates following the Date of Termination) not previously paid and (ii) will provide, except to the extent that TUCHMAN shall receive similar benefits from a subsequent employer, the life, health and similar welfare benefits which TUCHMAN would have been entitled to during the remainder of the Employment Period absent such termination under any such benefit plan of REFAC. Following the termination of TUCHMAN’S employment by TUCHMAN for Good Reason, TUCHMAN shall remain entitled to receive any Success Bonus payable pursuant to Section 5 of this Agreement and any compensation deferred in accordance with Section 13 hereof.

(f) Mitigation of Payments. TUCHMAN will not be required to mitigate the amount of any lump sum payment or bonus entitlement provided for in this Section 11 by reducing it by the amount of any compensation earned by TUCHMAN as the result of employment by another employer after the Date of Termination, or otherwise. However, he will be required to mitigate the costs of the other benefits provided for in this Section.

12. Noncompetition. TUCHMAN will not, except as hereinafter set forth, engage in any Competitive Activity (as hereinafter defined) during the Employment Period. For purposes of this Section, “Competitive Activity” will mean directly or indirectly: owning, managing, controlling, investing in, or otherwise being connected with, in any manner, whether as an officer, director, employee, partner, investor, consultant, lender or otherwise, any business entity or activity which is engaged in, or is in any way related to, the business of establishing, acquiring or administrating manufacturing licenses and joint ventures from or with third parties in the United States; it will also mean the direct or indirect solicitation or representation for any such business purpose of or for any existing or prospective client of REFAC or any of its subsidiaries. Nothing herein contained will prohibit TUCHMAN from investing in securities of a business entity if the securities of such entity are listed for trading on a national securities exchange or traded in the over-the-counter market and TUCHMAN’s holdings therein represent less than five (5%) percent of the total number of shares or principal amount of other securities of such entity outstanding.

13. Section 162 (m). In the event that any payment or benefit received or to be received by TUCHMAN in connection with his employment by REFAC would otherwise not be deductible (in whole or part), by REFAC as a result of the operation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the delivery of the non-deductible portion of such payment or benefit to TUCHMAN by REFAC shall be deferred until the earliest date on which it may be delivered to TUCHMAN without being subject to the limit on deductibility imposed by Section 162(m) of the Code. TUCHMAN will be paid any amount deferred pursuant to the Prior Agreement in accordance with the terms of this Section 13.

14. Successors; Binding Agreement.

(a) Should any entity succeed (whether by purchase, merger, consolidation or similar transaction) to all or substantially all of the business and/or assets of REFAC, TUCHMAN shall continue to perform all of his duties and obligations hereunder.

(b) REFAC will require any successor (whether by purchase, merger, consolidation or similar transaction) to all or substantially all of the business and/or assets of REFAC, by agreement in form and substance reasonably satisfactory to TUCHMAN, to expressly assume and agree to perform this Agreement in substantially the same manner and to substantially the same extent that REFAC would be required to perform it if no such succession had taken place.

(c) This Agreement and all rights of TUCHMAN hereunder shall inure to the benefit of and be enforceable by TUCHMAN’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If TUCHMAN should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to TUCHMAN’s devisee, legatee, or other designee or, if there be no such designee, to TUCHMAN’s estate.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to TUCHMAN:

Robert L. Tuchman

1 Vultee Drive

Florham Park, NJ 07932

If to REFAC:

REFAC

1 Bridge Plaza – Suite 605

Fort Lee , New Jersey 07024

Copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Stephen Banker, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by TUCHMAN and such other officer of REFAC as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All compensation payable to TUCHMAN pursuant to this Agreement shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

17. Validity. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance should to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to any person, entity or circumstance other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement (including, to the extent permitted by law, any such term or provision which has been held to be otherwise invalid or unenforceable) shall be deemed valid and enforceable to the fullest extent permitted by law.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

20. Confidentiality. As an officer and director of REFAC, TUCHMAN is privy to information generally regarded as confidential and often proprietary with respect to REFAC, its business relationships, negotiations and activities. Such information may include details of REFAC’s business and client relationships (past, present and prospective) and related REFAC and client plans, products, property rights, technical and market data.

By reason of the foregoing:

(a) TUCHMAN will not at any time divulge or negligently permit the communication of any of the foregoing types of information in any way that could conflict with the interests of REFAC and its clients and the responsibilities of REFAC to its clients and business associates.

(b) For a period of two (2) years after any Date of Termination, TUCHMAN will not without REFAC’s prior written approval by a designated REFAC officer, directly or indirectly, either as a principal, agent, employee or employer or in any other capacity, solicit, serve, engage or assist in the business of any REFAC client or business associate or of any prospective client or business associate with whom REFAC shall have been in contact for business purposes at any time prior to the termination date of TUCHMAN’s employment by REFAC.

(c) For a period of two (2) years after any Date of Termination, neither TUCHMAN nor any company which TUCHMAN directly or indirectly owns, controls or manages shall employ or solicit the employment of any present or future REFAC employee.

21. Breach of Confidentiality Covenant. Each of the parties hereto acknowledges that in the event of any breach of Section 20 of this Agreement by TUCHMAN, REFAC would be irreparably harmed and could not be made whole by monetary damages. Therefore REFAC, in addition to any other remedy to which it may be entitled at law or in equity, may compel specific performance of Section 20 of this Agreement. TUCHMAN hereby acknowledges and agrees that the covenants contained in Section 20 of this Agreement are reasonable and fully necessary for the protection of the legitimate interests of REFAC and are not oppressive to the interest of TUCHMAN.

22. Entire Agreement. As of the Effective Date, this Agreement shall supersede the Prior Agreement in its entirety and the Prior Agreement shall be of no further force or effect. Subject to the foregoing, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, agreements, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

23. Survival. The obligations of the parties set forth in Sections 3(e), 5 (other than 5(a)), 10(g), 11, 13, 14, 15, 16, 17, 19, 20, 21 and 22 of this Agreement shall survive the expiration of the Employment Period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 7, 2003.

/s/ Robert L. Tuchman
Robert L. Tuchman

REFAC

By: /s/ Mark S. Hoffman
Name:	Mark S. Hoffman
Title:	Director